Exhibit 10.59

AMENDMENT NO. 6 TO LOAN AND SECURITY AGREEMENT,

AND WAIVER

as of March 31, 2013

Wells Fargo Bank, National Association, as Agent

110 East Broward Boulevard, Suite 1100

Ft. Lauderdale, Florida 33301

Ladies and Gentlemen:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Lighting Science”), as set forth in the Loan and Security Agreement, dated November 22, 2010, by and among Lighting Science, the other Borrowers (as defined in the Loan Agreement), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“Biological”), LSGC, LLC, a Delaware limited liability company (“LSGC”, and together with Biological and any other Person that at any time after the date hereof becomes a Guarantor, each individually a “Guarantor” and collectively, “Guarantors”), Agent and Lenders, as amended by the Amendment No. 1 to Loan and Security Agreement, dated as of April 22, 2011, Amendment No. 2 to Loan and Security Agreement and Consent, dated as of May 6, 2011, Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of August 5, 2011 (“Amendment No. 3 to Loan Agreement”), Amendment No. 4 to Loan and Security Agreement, Consent and Waiver, dated as of September 20, 2011 (“Amendment No. 4 to Loan Agreement”), Amendment No. 5 to Loan and Security Agreement dated as of February 24, 2012 (“Amendment No. 5 to Loan Agreement”) and this Amendment No. 6 to Loan and Security Agreement and Waiver (“Amendment No. 6 to Loan Agreement”) (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other Financing Agreements (as defined in the Loan Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrowers and Guarantors have requested that Agent and Lenders (a) waive the Event of Default under the Loan Agreement resulting from the establishment by Borrowers of a Subsidiary, Lighting Science India Private Limited, a private limited company formed under the laws of India (“LS India”) without obtaining prior consent of Required Lenders, in breach of Section 9.10 of the Loan Agreement (the “Existing Default”), and (b) make certain other amendments to the Loan Agreement and other Financing Agreements as set forth herein, which Agent and Lenders are willing to do subject to the terms and conditions set forth in this Amendment No. 6 to Loan Agreement.

The parties hereto wish to enter into this Amendment No. 6 to Loan Agreement to evidence and effectuate such amendments and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 6 to Loan Agreement” shall mean Amendment No. 6 to Loan and Security Agreement, Consent and Waiver, dated as of March     , 2013, by and among Borrowers, Guarantors, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Availability Block” shall mean $0; except, that, from and after the Availability Block Establishment Date, the Availability Block shall mean the amount of $2,500,000 if, on the Availability Block Establishment Date, (a) for the nine (9) month ending September 30, 2013, EBITDA for the Borrowers, on a consolidated basis, is greater than ($20,229,000) and (b) on November 22, 2013, Excess Availability is less than $10,000,000.

“Availability Block Establishment Date” shall mean November 22, 2013.

“Excess Current Asset Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Current Asset Availability and (ii) the Current Asset Availability Loan Limit (in each case under (i) or (ii), without duplication, after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or the then outstanding aggregate principal amount of any outstanding Letter of Credit Obligations or any Loans made based upon Supplemental Loan Availability), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations.

“Maximum Facility Amount” shall mean the amount of $50,000,000.

(b) Current Asset Availability. The definition of “Current Asset Availability”, as set forth in Amendment No. 3, is hereby amended and restated in its entirety as follows:

““Current Asset Availability” shall mean (a) the sum of: (i) eighty-five (85%) percent of the Eligible Accounts, plus (ii) the lesser of (A) the sum of (1) the lesser of (x) fifteen (15%) percent multiplied by the Value of the Eligible Inventory consisting of raw materials or (y) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of raw materials plus (2) the lesser of (x) sixty (60%) percent multiplied by the Value of the Eligible Inventory consisting of finished goods or (y) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of finished goods or (B) the Inventory Loan Limit, plus (iii) Qualified Cash, less (b) Reserves less (c) the Availability Block.”

(c) Current Asset Availability Loan Limit. The definition of “Current Asset Availability Loan Limit”, as set forth in Amendment No. 3, is hereby amended and restated in its entirety as follows:

““Current Asset Availability Loan Limit” shall mean $25,000,000 less the Availability Block.”

(d) Maximum Credit. The definition of “Maximum Credit”, as set forth in Section 1.107 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

““Maximum Credit” shall mean the amount of $50,000,000 minus the Availability Block.”

(e) LIBOR. The definition of “LIBOR”, as set forth in Section 1.98 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

““LIBOR” shall mean the per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR — USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for three (3) month LIBOR, which determination shall be made by Agent and shall be conclusive in the absence of manifest error.”

(f) Quarterly Average Excess Availability. The definition of “Quarterly Average Excess Availability”, as set forth in Section 1.124 of the Loan Agreement, is hereby amended and restated in its entirety as follows.

““Quarterly Average Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Excess Current Asset Availability for such calendar quarter.”

(g) ULF Amount. The definition of “ULF Amount”, as set forth in Section 1.146 of the Loan Agreement, is hereby amended and restated in its entirety as follows:

““ULF Amount” shall mean (a) if the aggregate face amount of Pledged Letters of Credit is less than the Supplemental Loan Availability Loan Limit, an amount equal to the Maximum Facility Amount less the aggregate face amount of the Pledged Letters of Credit, or (b) if the aggregate face amount of Pledged Letters of Credit is equal to or greater than Supplemental Loan Availability Loan Limit, an amount equal to the Current Asset Availability Loan Limit.”

(h) Extension of Maturity Date. The first sentence of Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on April 2, 2014 (the “Maturity Date”).”

(i) Early Termination Fee. The table set forth in Section 13.1(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Amount	Period

(i) 2% of Maximum Facility Amount	From the date hereof to and including the first anniversary of the date hereof.

(ii) 1% of Maximum Facility Amount	After the first anniversary of the date hereof to and including the second anniversary of the date hereof.

(iii) 0.50% of Maximum Facility Amount	After the second anniversary of the date hereof to but not including the third anniversary of the date hereof.”

(j) Advances to Affiliates. Section 9.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business; (ii) regularly scheduled payments by Borrowers and Guarantors to Sponsor of the quarterly “Services Fees” (as defined in the Sponsor Management Agreement as in effect on the date hereof); provided, that, as of the date of any payment of such management fee, and after giving effect thereto, no Default or Event of Default shall exist or have occurred; (iii) advances or payments to or for the benefit of Lighting Science Mexico in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of Lighting Science Mexico in an aggregate amount not to exceed (A) $500,000 in the aggregate from and after the date hereof through and including June 30, 2011, (B) with respect to the period commencing on July 1, 2011 through and including the period ending November 30, 2011, $750,000 during any fiscal month of Borrowers and Guarantors, (C) with respect to the fiscal month ending December 31, 2011, $860,000 during such fiscal month of Borrowers and Guarantors, (D) with respect to the period commencing on January 1, 2012 through and including the period ending March 31, 2012, $1,400,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors, (E) with respect to the period commencing on April 1, 2012 through and including the period ending September 30, 2012, $1,500,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors, and (F) with respect to the period commencing on October 1, 2012 and for each fiscal month thereafter, $1,800,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; (iv) advances or payments to or for the benefit of any Subsidiaries of Borrowers (other than Lighting Science Mexico and any Subsidiary of Borrowers that is a Guarantor) in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of such Subsidiaries in an aggregate amount not to exceed (A) from the closing date of Amendment No. 6 up to October 1, 2013, $500,000 during any fiscal month of Borrowers and Guarantors, and (B) from and after October 1, 2013, $250,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) during any fiscal month of Borrowers and Guarantors; (v) so long as a Borrower or Guarantor is treated as a flow-through entity for tax purposes, such Borrower or Guarantor may distribute to its parent, to the extent actually payable by such parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (A) the maximum combined federal and state income tax rate applicable to corporations doing business in the state to which such parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which such parent allocates more income than any other state, if it doesn’t allocate at least ten (10%) percent of its taxable income to any state) multiplied by (B) the excess of the taxable income of such parent for such taxable year over the taxable losses of such parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (b)(iii); or (vi) the LSGC Holdings II Indebtedness as permitted under Section 9.9(g) hereof;

3. Extension of Pledged Letters of Credit. On or prior to the date hereof, the stated expiry date of the Ares Letter of Credit shall be extended to a date not earlier than April 2, 2014.

4. Waiver of Existing Default/Pledge of Capital Stock of LS India.

(a) Pursuant to Borrowers’ and Guarantors’ request, subject to the terms and conditions contained herein, Agent and Lenders hereby waive the Existing Default; provided, that, (i) within ten (10) Business Days of the date hereof, Agent shall have received (A) true, correct and complete copies of all agreements, documents and instruments relating to the incorporation and/or formation of LS India, including, but not limited to, the certificate or certificates of incorporation and/or formation to be filed with each appropriate foreign jurisdiction, to the extent applicable (with a copy as filed promptly after such filing); and (B) Borrower shall, upon the request of Lender, (1) execute and deliver to Agent a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Lender a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of LS India (it being understood and agreed that with respect to Capital Stock of LS India, Borrower shall only be required to pledge sixty-five (65%) percent of all of the issued and outstanding shares of Capital Stock of LS India entitled to vote, together with stock or membership interest powers (as applicable) with respect thereto duly executed in blank (or otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein); and (2) Borrower shall execute and deliver such other agreements, documents and instruments as Lender may reasonably request in connection therewith.

(b) Agent and Lenders have not waived and are not by this agreement waiving, and have no present intention of waiving, any Default or Event of Default other than the Existing Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Existing Default, whether the same or similar to the Existing Default or otherwise. Agent and Lenders reserve the right, in their discretion, to exercise any or all of its or their rights and remedies arising under the Financing Agreements, applicable law or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Existing Default or otherwise upon or after the rescission and termination of the waiver provided for in Section 4(a) above. Nothing contained herein shall be construed as a waiver of the failure of Borrowers and Guarantors to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

5. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrowers shall pay to Agent, for the account of the Lenders party hereto (to the extent and in accordance with the arrangements by and among the Lenders party hereto), an amendment fee in the amount of $40,000, which fee shall be fully earned and payable on the date hereof. The foregoing fee may be charged to any loan account of Borrowers maintained by Agent.

6. Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations. Borrowers and Guarantors hereby acknowledge, confirm and agree that Borrowers are unconditionally indebted to Agent and Lenders as of the close of business on March 27, 2013, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $9,203,547.15, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to

Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrowers to Agent and Lenders pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent and Secured Parties have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers and Guarantors to Agent and Secured Parties pursuant to the Financing Agreements or otherwise granted to or held by Agent and Secured Parties.

(c) Binding Effect of Financing Agreements. Borrowers and Guarantors hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrowers and Guarantors are a party has been duly executed and delivered to Agent and Secured Parties by Borrowers and Guarantors, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers and Guarantors contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers and Guarantors, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers and Guarantors have no valid defense to the enforcement of such Obligations, and (iii) Agent and Secured Parties is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

7. Representations, Warranties and Covenants. Each Borrower and each Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 6 to Loan Agreement), the truth and accuracy of which are a continuing condition of the making of Loans to Borrowers:

(a) this Amendment No. 6 to Loan Agreement and each other agreement or instrument to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 6 to Loan Agreement, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary corporate or limited liability company action (as applicable) on the part of Borrowers and Guarantors which are a party hereto and thereto and, if necessary, their respective stockholders, as the case may be, and the agreements and obligations of Borrowers and Guarantors, as the case may be, contained herein and therein constitute the legal, valid and binding obligations of Borrowers and Guarantors, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) the execution, delivery and performance of the Amendment Documents (i) are all within Borrowers’ and Guarantors’ respective corporate or limited liability company powers (as applicable), (ii) are not in contravention of law or the terms of Borrowers’ or Guarantors’ certificate or articles of organization or formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which Borrowers or Guarantors are a party or by which Borrowers or Guarantors or their respective property are bound and (iii) shall not result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent and Lender pursuant to the Loan Agreement and the other Financing Agreements as amended hereby;

(c) all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; and

(d) no Default or Event of Default exists as of the date of this Amendment No. 6 to Loan Agreement (other than the Existing Default, which is waived pursuant to Section 4(a) hereunder).

8. Conditions Precedent. This Amendment No. 6 to Loan Agreement shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:

(a) the receipt by Agent of an original (or faxed or electronic copy) of this Amendment No. 6 to Loan Agreement, duly authorized, executed and delivered by Borrowers, Guarantors, Agent and Lenders;

(b) the receipt by Agent of the item set forth in Section 3 hereof, and the fee payable under Section 5 hereof; and

(c) immediately prior (other than the Existing Default), and immediately after giving effect to the amendments, waivers and agreements set forth herein, there shall exist no Default or Event of Default.

9. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Arrangements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 6 to Loan Agreement and the other Financing Agreements, the terms of this Amendment No. 6 to Loan Agreement shall control. The Loan Agreement and this Amendment No. 6 to Loan Agreement shall be read and construed as one agreement.

10. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 6 to Loan Agreement.

11. Governing Law. The validity, interpretation and enforcement of this Amendment No. 6 to Loan Agreement and any dispute arising hereunder, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

12. Binding Effect. This Amendment No. 6 to Loan Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13. Counterparts. This Amendment No. 6 to Loan Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 6 to Loan Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 6 to Loan Agreement by telecopier or other electronic method of communication shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 6 to Loan Agreement. Any party delivering an executed counterpart of this Amendment No. 6 to Loan Agreement by telecopier or other electronic method of communication also shall deliver an original executed counterpart of this Amendment No. 6 to Loan Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 6 to Loan Agreement as to such party or any other party.

[Remainder of Page Intentionally Left Blank]

By the signature hereto of their duly authorized officers, the parties hereto agree as set forth herein.

Very truly yours,

BORROWER:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

GUARANTORS:

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Fred Maxik
Name:	Fred Maxik
Title:	Manager

LSGC, LLC, as Guarantor

By:	Lighting Science Group Corporation, its sole member

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Assistant Secretary

[Signatures Continued on Next Page]

[Signature Page to Amendment No. 6 to LSA and Waiver]

[Signatures Continued from Prior Page]

AGREED:

AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Wanda Alverio
Name:	Wanda Alverio
Title:	Vice President

[Signature Page to Amendment No. 6 to LSA and Waiver]